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                                                                     EXHIBIT 5.1


                               February 16, 2001




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  LifePoint Hospitals, Inc.
          Registration Statement on Form S-3

Ladies and Gentlemen:

     We are acting as counsel to LifePoint Hospitals, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933 of an aggregate of 3,795,000 shares of the Company's Common Stock, $.01 par value per share (the "Shares").

     In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgement are necessary and appropriate in order to express the opinion hereinafter set forth, and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

     Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in the manner and on the terms described in the Registration Statement (after the Registration Statement is declared effective), will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement.


                                   Very truly yours,

                                   /s/ Waller Lansden Dortch & Davis,
                                    A Professional Limited Liability Company